EXHIBIT 10.17

THE PNC FINANCIAL SERVICES GROUP, INC.

SUPPLEMENTAL INCENTIVE SAVINGS PLAN

Amended and Restated

(Effective as of January 1, 2010)

WHEREAS, The PNC Financial Services Group, Inc. (the “Corporation”) and certain of its Affiliates previously adopted and presently maintain The PNC Financial Services Group, Inc. Supplemental Incentive Savings Plan (the “Plan”) originally effective as of January 1, 1989, and subsequently amended and restated in its entirety effective as of January 1, 2004, July 1, 2004, January 1, 2009 and May 5, 2009;

WHEREAS, deferrals made under the Plan prior to January 1, 2005 and vested on December 31, 2004 and account balances attributable to such deferrals are administered in accordance with the provisions of this Plan in effect at the time of such deferrals (and any subsequent amendments made thereafter and specifically made applicable thereto);

WHEREAS, the Corporation wishes to amend and restate the Plan effective January 1, 2010 to (i) reflect the elimination of employer matching contributions under the Plan and change the Plan’s eligibility requirements for new participants, effective January 1, 2010, (ii) freeze the Plan to new participants and all deferrals of amounts earned on and after January 1, 2012, (iii) permit cash-out distributions of small sums, effective January 1, 2012, and (iv) make certain other clarifying changes; and

WHEREAS, Section 10 of the Plan authorizes the Corporation to amend or terminate the Plan at any time.

NOW, THEREFORE, in consideration of the foregoing, the Plan is hereby amended and restated in its entirety to read as follows:

SECTION 1

DEFINITIONS

As used in the Plan, initially capitalized terms that are not otherwise defined herein shall have the meaning given to them in the ISP or, as applicable, the RSP. The following words and phrases shall have the meanings assigned to them herein, unless the context otherwise requires.

1.1

“Account” means the bookkeeping account established for each Participant who is entitled to a benefit under the Plan. An Account is established only for purposes of determining benefits hereunder and not to segregate assets or to identify assets that may or must be used to satisfy benefits. An Account will be credited with the amounts set forth in Section 3 of the Plan and will be credited or debited to reflect deemed investment results under Section 5 of the Plan. The Participant’s Account will also include (i) amounts deferred under the Plan prior to January 1, 2005 which were vested on December 31, 2004, which will be accounted for separately from amounts deferred on or after January 1, 2005 or amounts deferred prior to that date which vested on or after January 1, 2005, and (ii) amounts representing accounts merged into this Plan from a prior deferred compensation plan, to the extent separate accounting is determined by the Committee or its delegate to be necessary in order to ensure compliance with Internal Revenue Code section 409A or otherwise.

1.2	“Affiliate” means any business entity whose relationship with the Corporation is described in subsection (b), (c) or (m) of section 414 of the Internal Revenue Code.

1.3	“Annual Incentive Award” means (a) any incentive award, including the portion of any incentive award required to be deferred under a mandatory deferral plan, or otherwise payable in the form of the Corporation’s stock or restricted stock units, granted to the Participant under an incentive plan designated by the Plan Manager as participating; (b) any other cash bonus or incentive compensation payment that may be designated by the Plan Manager as eligible for deferral hereunder; and (c) any Severance Agreement Amount as defined in the DCP.

1.4	“Beneficiary” or “Beneficiaries” means the individual or individuals designated by the Participant to receive the balance of the Participant’s Account upon the Participant’s death in accordance with Section 6 of the Plan.

1.5	“Board” means the Board of Directors of the Corporation.

1.6	“Change in Control” means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement; provided, however, that without limitation, a Change in Control will be deemed to have occurred if:

(a)	any Person, excluding employee benefits plans of the Corporation and its subsidiaries, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities; provided, however, that such an acquisition of beneficial ownership representing between 20% and 40%, inclusive, of such voting power will not be considered a Change in Control if the Board approves such acquisition either prior to or immediately after its occurrence;

(b)

the Corporation consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Corporation (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power immediately after such Fundamental Transaction of (i) the Corporation’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(c)	the shareholders of the Corporation approve a plan of complete liquidation or winding-up of the Corporation or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Corporation’s assets;

(d)	as a result of a proxy contest, individuals who prior to the conclusion thereof constituted the Board (including for this purpose any new director whose election or nomination for election by the Corporation’s shareholders in connection with such proxy contest was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such proxy contest) cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied);

(e)	during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied); or

(f)	the Board determines that a Change in Control has occurred.

Notwithstanding anything to the contrary herein, a divestiture or spin-off of a subsidiary or division of the Corporation will not by itself constitute a Change in Control.

1.7	“Committee” means the committee appointed to administer the ISP.

1.8	“Compensation” shall mean the compensation or earnings with respect to which Elective Contributions and Employer Basic Contributions are made under the ISP or RSP, as applicable, determined without regard to any applicable limit under Internal Revenue Code section 401(a)(17).

1.9	“Compensation Threshold” for a year means the amount of compensation designated under Internal Revenue Code section 416(i)(1)(A)(i) for such year by the Internal Revenue Service.

1.10	“Corporate Executive Group” means the group designated as such by the Corporation (or any successor group thereto).

1.11	“Corporation” means The PNC Financial Services Group, Inc. and any successors thereto.

1.12	“Deferral Election Form” means the document, in a form or forms approved by the Plan Manager (including electronic), whereby a Participant elects to defer a percentage of his or her Compensation. Such percentage may range from 1% to 20% of Compensation per pay period.

1.13	“Deferred Compensation Plan” means The PNC Financial Services Group, Inc. and Affiliates Deferred Compensation Plan as amended from time to time.

1.14	“Disability” means, except as may otherwise be required by Internal Revenue Code section 409A, that a Participant either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving (and has received for at least three months) income replacement benefits under any Corporation-sponsored disability benefit plan. A Participant who has been determined to be eligible for Social Security disability benefits shall be presumed to have a Disability as defined herein.

1.15	“Eligible Annual Incentive Award” means: (A) in the case of a participant in the ISP, the amount of a Participant’s Annual Incentive Award includes 100% of variable pay, such as annual bonus amounts, up to $25,000, and 50% of variable pay in excess of $25,000, up to a maximum of $250,000, provided, however, that for a Participant who is a member of the Corporate Executive Group, in the CX00 job grade the Eligible Annual Incentive Award includes variable pay not in excess of the greater of (i) $25,000, or (ii) 50% of such variable pay; and: and (B) in the case of a participant in the RSP, 100% of any Annual Incentive Award.

1.16	“Elective Contributions” means the amount contributed by the Employee under Section 3.2 of the Plan.

1.17	“Employee” means any person employed by an Employer.

1.18	“Employer” means the Corporation and any Affiliate that has been designated to participate in the ISP or RSP.

1.19	“Employer Basic Contributions” means the amount contributed by the Employer under Section 3.2 of the Plan.

1.20	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.21	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.22	“Hardship” means an unforeseeable emergency that is a severe financial hardship to a Participant resulting from: (i) an illness or accident of the Participant, the Spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Internal Revenue Code section 152, without regard to Internal Revenue Code sections 152(b)(1), (b)(2), and (d)(1)(B)); (2) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Withdrawals of amounts because of such unforeseeable emergency will only be permitted to the extent reasonably necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such unforeseeable emergency is or may be relieved:

(a)	through reimbursement or compensation by insurance or otherwise; or

(b)	by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause financial hardship.

The Plan Manager will have the sole and absolute discretion to determine whether a Hardship exists.

1.23	“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Internal Revenue Code shall be deemed to include any regulation, ruling, or other guidance issued thereunder by the Department of the Treasury or the Internal Revenue Service.

1.24	“ISP” means The PNC Financial Services Group, Inc. Incentive Savings Plan as amended from time to time.

1.25	“Matching Contributions” has the meaning assigned to such term in the ISP or, as applicable, the RSP.

1.26	“Participant” means an Employee who meets the eligibility criteria set forth in Section 2 of the Plan and/or has an Account under the Plan.

1.27	“Person” has the meaning given in Section 3(a)(9) of the Exchange Act and also includes any syndicate or group deemed to be a person under Section 13(d)(3) of the Exchange Act.

1.28	“Plan” means The PNC Financial Services Group, Inc. Supplemental Incentive Savings Plan, which is the Plan set forth in this document, as amended from time to time.

1.29	“Plan Manager” means any individual designated by the Committee to manage the operation of the Plan as herein provided or to whom the Committee has duly delegated any of its duties and obligations hereunder.

1.30	“RSP” means the PNC Global Investment Servicing Retirement Savings Plan, as adopted by the Corporation effective July 1, 2004 and as may be amended from time to time.

1.31	“Separation From Service” means separation from service within the meaning of section 409A of the Internal Revenue Code. For purposes of this definition, a Participant shall be deemed to have a Separation from Service on the date on which he and the Employer reasonably anticipate that no further services would be performed after such date or that the level of bona fide services he would perform after such date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of employment if less than 36 months). Notwithstanding the above, no Separation from Service shall be deemed to occur while the Participant is on military leave, sick leave or other bona fide leave of absence until the latest of (i) six months after commencement of the leave, other than for a Disability, (ii) 29 months after commencement of leave as the result of a Disability, or (iii) the date on which the Participant ceases to have a legally protected right to reemployment under an applicable statute or by contract. For the avoidance of doubt, a Participant performing services for the business entity previously known as PNC Global Investment Servicing (U.S.) Inc. (“GIS”) shall not be deemed to have a “Separation from Service” until the date such Participant otherwise satisfies the requirements of this Section 1.31 with respect to GIS and any successor entity to GIS by reason of merger or consolidation.

1.32	“Severance From Service” means the Participant’s Separation from Service with The PNC Financial Services Group, Inc. and all of its Affiliates.

1.33	“Spouse” means the person to whom the Participant is legally married (as determined under the laws of the state in which the Participant is a resident at the time of marriage).

1.34	“Trust” means the grantor trust established by the Corporation to assist in funding its obligations under the Plan.

SECTION 2

ELIGIBILITY FOR PARTICIPATION

2.1	Prior Participants

A Participant who has an Account balance on December 31, 2009 shall be eligible to participate in the Plan on January 1, 2010 if he or she is eligible to participate in the ISP or RSP and, except as otherwise determined by the Committee, such Employee shall remain eligible to participate in the Plan for subsequent calendar years, so long as he or she remains eligible to participate in the ISP or RSP.

A Participant who does not have an Account balance on December 31, 2009, but who has a deferral election in effect under the Plan on such date, shall be eligible to participate in the Plan on January 1, 2010 if he or she is eligible to participate in the ISP or RSP; provided, however, that if such Participant cancels his or her deferral election for the calendar year beginning January 1, 2010 or any subsequent calendar year and such Participant does not have an Account balance, he or she will be required to meet the eligibility requirements applicable to new participants described in Section 2.2 below in order to again become a Participant in the Plan.

2.2	New Participants

An Employee is eligible to participate in the Plan for a calendar year if the Employee is eligible to participate in the ISP or RSP and his or her annual earnings are in excess of the Compensation Threshold for the preceding calendar year. An Employee may also be eligible to participate in the Plan if such employee (i) was a participant in a similar non-qualified plan sponsored by a company that is acquired by an Employer and (ii) the Corporation permits such Employee to participate in the Plan. Once an Employee becomes eligible to participate in the Plan for a calendar year in accordance with this Section 2.2, then, except as otherwise determined by the Committee, such Participant shall remain eligible to participate in the Plan for subsequent calendar years, so long as he or she remains eligible to participate in the ISP or RSP and maintains the Compensation Threshold. In the event that the participant fails to maintain the Compensation Threshold the Participant will no longer be eligible to participate in the Plan unless he or she 1) has an Account Balance or 2) has a deferral election in effect under the Plan from a prior calendar year provided, however, that if such Participant cancels his or her deferral election for any subsequent calendar year and such Participant does not have an Account balance, he or she will be required to meet the eligibility requirements applicable to new Employees described in this Section 2.2 above in order to again become a Participant in the Plan. Notwithstanding the foregoing, an Employee who is designated by the Corporation as a Legacy National City Employee shall not be eligible to participate in the Plan prior to January 1, 2011.

Notwithstanding anything in this Section 2.2 to the contrary, no Employee shall become eligible to participate in the Plan for calendar years beginning on and after January 1, 2012.

SECTION 3

BENEFITS

3.1	Deferral Election Form

Each Participant may complete a Deferral Election Form in a form approved by the Plan Manager. The Plan Manager must receive the Participant’s Deferral Election Form by the close of PNC’s last business day immediately prior to January 1 of the calendar year for which it applies. A Participant’s Deferral Election Form shall be irrevocable for the first calendar year for which it applies and will remain in effect until changed by the Participant during a subsequent annual enrollment period. Any such change shall be effective only for Compensation earned in calendar years after the change is made. In the event that the Annual Incentive Award for a calendar year is not paid in cash, or the cash portion of the Annual Incentive Award is insufficient to enable the deferral of the percentage of the Annual Incentive Award that otherwise would be deferred as a result of a Participant’s election indicated on the applicable Deferral Election Form, the Committee or its designee may provide for the deferral of other Compensation in lieu of the portion of Eligible Annual Incentive Compensation that otherwise would have been deferred into this Plan had it been payable in cash.

Notwithstanding anything in the Plan to the contrary, no Deferral Election Form shall be permitted, and all existing Deferral Election forms shall be canceled, void and of no further force or effect, with respect to Compensation or Eligible Annual Incentive Compensation that is earned on and after January 1, 2012.

3.2	Employer Basic Contributions and Elective Contributions

If Employer Basic Contributions or Elective Contributions allocated to a Participant’s Account under the ISP or RSP, are reduced for any plan year to conform to section 401(a)(17), 415 or 402(g) of the Internal Revenue Code, the Corporation will credit the Participant’s Account under this Plan with an amount equal to the difference between (A) the maximum amount of Employer Basic Contributions and Elective Contributions to which the Participant would have been entitled under the ISP or RSP if sections 401(a)(17), 415 and 402(g) of the Internal Revenue Code were not applicable and (B) the amount of Employer Basic Contributions and Elective Contributions credited to the Participant under the ISP or RSP. For the sake of clarity, Employer Basic Contributions or Elective Contributions will not be allocated to a Participant’s Account until at least one of the limits under Internal Revenue Code section 401(a)(17), 415 or 402(g) is reached in the ISP or RSP. For the avoidance of doubt, effective January 1, 2012, no amounts shall be credited to a Participant’s Account under this Plan pursuant to this Section 3.2.

3.3	Deferrals under Deferred Compensation Plan or Other Annual Incentive Plans

If a Participant receives an Annual Incentive Award while participating in this Plan and elects to defer payment of the cash portion, if any, of the Annual Incentive Award under the Deferred Compensation Plan or is required to defer a portion of the Annual Incentive Award under any annual incentive plan, a portion of the Eligible Annual Incentive Award will be transferred to this Plan. The portion that will be allocated to this Plan will equal the percentage of Compensation the Participant has elected to defer under the Plan for the year for which the Annual Incentive Award is earned multiplied by an amount equal to the difference between (A) the Participant’s Compensation calculated as if the Participant had not made a deferral under the Deferred Compensation Plan or required under any annual incentive plan and (B) the Participant’s Compensation actually calculated under the ISP or RSP (i.e., disregarding amounts deferred under the Deferred Compensation Plan and amounts that exceed the limit under Internal Revenue Code section 401(a)(17)).

Notwithstanding the foregoing, no allocation shall be permitted or made to the Plan pursuant to this Section 3.3 for amounts earned on and after January 1, 2012.

3.4	Suspension or Revocation of Deferrals

A Participant’s deferral election for a calendar year may be suspended by the Committee or its delegate for the remainder of such calendar year upon the Participant’s taking a hardship withdrawal under the ISP or the RSP (as applicable). Such suspension shall apply to any Compensation subject to such deferral election that would otherwise have been payable after the date of such suspension and before the end of such calendar year (including that portion of any Annual Incentive Award that would have been transferred to the Plan under Section 3.3 after the date of such suspension and before the end of such calendar year). In addition, all of a Participant’s existing deferral elections will be deemed to have been revoked upon (i) a termination of the Plan or the portion thereof covering the Participant, to the extent permitted under section 409A of the Internal Revenue Code or (ii) the Participant’s Severance from Service.

3.5	No Deferrals Credited for Amounts Earned On and After January 1, 2012

Notwithstanding anything in the Plan to the contrary, no deferrals or other amounts shall be permitted or credited to a Participant’s Account for amounts earned by the Participant on and after January 1, 2012. For the avoidance of doubt, nothing in this Section 3 shall restrict or otherwise limit the crediting or debiting of deemed investment returns pursuant Section 5 of the Plan.

SECTION 4

DISTRIBUTION; VESTING

4.1	Time and Manner of Distribution

A Participant’s Account will be distributed in cash. Amounts deferred and vested prior to January 1, 2005 will be paid in such manner as benefits are paid to the Participant under the ISP or RSP; provided, however, that, notwithstanding anything in the ISP or RSP to the contrary, effective on and after January 1, 2012, if the value of the Participant’s Account attributable to amounts deferred and vested prior to January 1, 2005 is $5,000 or less, the amount attributable to amounts deferred and vested prior to January 1, 2005 shall be paid to the Participant in the form of a single lump-sum payment as soon as administratively practicable following the Participant’s Separation from Service. Amounts deferred or first vested on or after January 1, 2005 will be distributed as soon as administratively practicable following, but no later than ninety (90) days after, the date that is six months after the date of a Participant’s Separation from Service.

4.2	Hardship Distribution

Upon approval of the Committee or its delegate, payment of all or any portion of the Participant’s Account will be made in the event of the Participant’s Hardship. Payment of any Hardship distribution will be made only in cash in a single lump sum as soon as administratively practicable, but no later than ninety (90) days after approval. A withdrawal by a Participant on account of a Hardship will have no effect on any amounts remaining in such Participant’s Account, and will not have any effect on any current or future Deferral Election Form after the withdrawal.

4.3	Death Benefit

If the Participant’s Severance from Service occurs because of the Participant’s death, either before or after payments commence, amounts deferred and vested prior to January 1, 2005 will be paid to the Participant’s Beneficiary or Beneficiaries under the ISP or RSP at such time and in such manner as benefits are paid to such Beneficiary or Beneficiaries under the ISP or RSP, and amounts deferred or first vested on or after January 1, 2005 will be distributed to the Participant’s Beneficiary or Beneficiaries hereunder in a single lump-sum payment as soon as administratively practicable following, but no later than ninety (90) days after, the Participant’s death.

4.4	Vesting

Amounts credited to Participants’ Accounts under the Plan on and after January 1, 2010 shall be fully vested at all times. In the case of a Participant who is also a participant in the RSP, Matching Contributions credited to the Participant’s Account prior to January 1, 2010 shall vest in accordance with the vesting provisions of the RSP.

SECTION 5

INVESTMENT FUNDS

Amounts credited to a Participant’s Account under the Plan will be deemed to be invested in the investment fund or funds selected by the Participant in accordance with procedures established by the Plan Manager. The Participant may elect to change the investment fund elections in accordance with procedures established by the Plan Manager. The Committee will, in its sole discretion, determine the various investment funds that will be available for the deemed investment of all Accounts under the Plan. If the Participant fails to select an investment fund or funds with respect to any portion of his or her Account, such portion of his or her Account will be automatically invested in a default investment fund as may be designated from time to time by the Committee, until the Participant provides investment directions in accordance with procedures established by the Plan Manager. The Participant’s Account will be valued daily. If, after a Participant’s death, the Participant’s benefit is to be distributed to the Participant’s Beneficiary as part of a series of installment payments, then the Beneficiary shall have the right to select investment funds for the deemed investment of the Participant’s Account until such time as final distribution of the Account is completed.

SECTION 6

DESIGNATION OF BENEFICIARIES

The Participant will designate a Beneficiary or Beneficiaries to receive the balance of the Participant’s Account attributable to amounts deferred or first vesting on or after January 1, 2005 upon the Participant’s death. Such designation will be on a form approved by the Plan Manager and will not be effective until the Plan Manager receives the form. If no valid Beneficiary designation form is on file with the Plan Manager upon the Participant’s death, then the balance of the Participant’s Account attributable to amounts deferred or first vesting on or after January 1, 2005 will be payable to the Beneficiary designated by the Participant for the Participant’s ISP or RSP account, as applicable. If a Participant does not have a valid Beneficiary designation form on file with the Plan Manager for the Plan and the ISP or RSP, as applicable, or if the Beneficiary does not survive the Participant, the Participant’s Account will be distributed in the following order of priority: (i) the Participant’s Spouse, (ii) the Participant’s issue, per stirpes, (iii) the Participant’s parents, (iv) the Participant’s brothers and sisters, or (v) the Participant’s executors or administrators. For the sake of clarity, Beneficiary designations under any plan that is merged into the Plan (the “Prior Plan”) will be honored until a Participant designates a new Beneficiary or Beneficiaries under the Plan or until the Participant revokes his or her prior Beneficiary or Beneficiaries designations under the Prior Plan.

SECTION 7

TRUST FUND

No assets of the Corporation or any Employer shall be segregated or earmarked with respect to any benefits, and all such benefits shall constitute unsecured contractual obligations of the Employer. If the Corporation chooses to contribute to the Trust to offset its obligation under this Plan, all assets or property held by the Trust shall at all times remain subject to the claims of the general creditors of the Corporation or any Employer.

SECTION 8

CLAIMS PROCEDURE

8.1	Initial Claim

Claims for benefits under the Plan shall be filed with the Plan Manager. If any Participant or Beneficiary claims to be entitled to a benefit under the Plan and the Plan Manager determines that such claim should be denied in whole or in part, the Plan Manager shall notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review, including a statement that the Plan’s review procedure must be exhausted prior to the Participant filing lawsuit under ERISA section 502(a). Such notification will be given within 90 days after the Plan Manager receives the claim; provided that if special circumstances beyond the control of the Plan require more time, the Plan Manager may extend the review period by up to an additional 90 days if written notice explaining the need for the extension and the date by which a decision is expected is provided to the claimant prior to the expiration of the initial 90-day period.

8.2	Review Procedure

Within 60 days after the date on which a Participant or Beneficiary receives a written notice of a denied claim, such person (or his or her duly authorized representative) may (i) file a written request with the Committee for a review of his or her denied claim and of pertinent documents, and (ii) submit written issues and comments to the Committee. The claimant shall be entitled, upon request and free of charge, to copies of all documents relevant to the claim. The Committee will notify such person of its decision in writing. Such notification will be given within 60 days after the request for review is received by the Committee; provided that if special circumstances beyond the control of the Plan require more time, the Committee may extend the review period by up to an additional 60 days if written notice explaining the need for the extension and the date by which a decision is expected is provided to the claimant prior to the expiration of the initial 60-day period. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision, specific references to pertinent Plan provisions, and a statement informing the claimant of his or her right to bring a lawsuit in federal court under ERISA section 502(a).

8.3	Claims and Review Procedure Not Mandatory After a Change in Control

After the occurrence of a Change in Control, the claims procedure and review procedure provided for in this Section 8 shall be provided for the use and benefit of Participants who may choose to use such procedures, but compliance with the provisions of this

Section 8 shall not be mandatory for any Participant claiming benefits after a Change in Control. It shall not be necessary for any Participant to exhaust these procedures and remedies after a Change in Control prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such Employee claims entitlement.

SECTION 9

ADMINISTRATION; DELEGATION

The Committee shall administer the Plan. The Committee shall have the same rights, powers and duties as specified in the ISP.

This Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and shall be administered in a manner consistent with that intent.

The Board or the Committee may, in its sole discretion, delegate authority hereunder, including but not limited to delegating authority to modify, amend, administer, interpret, construe or vary the Plan, to the extent permitted by applicable law or administrative or regulatory rule. Responsibility for the day-to-day administration of the Plan has been delegated to the Plan Manager.

All administrative costs and expenses of the Plan will be allocated among and deducted from Accounts of all Participants on a pro rata basis in accordance with procedures determined by the Plan Manager.

SECTION 10

AMENDMENT AND TERMINATION

The Corporation, by action of the Personnel and Compensation Committee of the Board or its delegate, retains the right to modify, amend or terminate the Plan in whole or part; provided, however, that no modification, amendment or termination shall, without the consent of the Participant, adversely affect the rights of that Participant to the benefits that have accrued under this Plan before such modification, amendment or termination. Notice of every such modification, amendment or termination shall be given in writing to each Participant. In the event of any termination of the Plan or any portion thereof, payment of affected Participants’ Accounts shall be made under and in accordance with the terms of the Plan and the applicable elections, except that the Committee may determine, in its sole discretion, to accelerate payments to all such Participants if and to the extent that such acceleration is permitted under section 409A of the Internal Revenue Code.

After a Change in Control, the Plan may not be amended in any manner that adversely affects the administration or payment of a Participant’s benefits hereunder (including but not limited to the timing and form of payment of benefits hereunder) without the consent of the Participant nor may the provisions of this Section 10 or Section 11 be amended after a Change in Control with respect to a Participant without the written consent of the Participant; provided, however, that the failure of a Participant to consent to any such amendment shall not impair the ability of the Corporation to amend the Plan with respect to any other Participant who has consented to such amendment.

SECTION 11

SUCCESSORS

In addition to any obligations imposed by law upon any successor(s) to the Corporation and the Employers, the Corporation and the Employers shall be obligated to require any successor(s) (whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business and/or assets of the Corporation and the Employers to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Corporation and the Employers would be required to perform it if no such succession had taken place; in the event of such a succession, references to “Corporation” and “Employers” herein shall thereafter be deemed to include such successor(s). Except as set forth in the preceding sentence, the Corporation’s and the Employers’ obligations under this Plan are not assignable or transferable except, in the discretion of the Corporation, to (i) any corporation, partnership or limited liability company which acquires all or substantially all of the assets of an Employer or (ii) any corporation, partnership or limited liability company into which an Employer may be merged or consolidated.

SECTION 12

GOVERNING LAW

The Plan shall be governed according to the laws of the Commonwealth of Pennsylvania to the extent not preempted by federal law.

SECTION 13

MISCELLANEOUS

13.1	Liability of the Board and the Committee

Neither the Board, the Committee, the Plan Manager nor any of their respective delegates will be liable to any person for any action taken or admitted in connection with the administration, interpretation, construction or variance of the Plan.

13.2	No Contract of Employment

Participation in the Plan does not give any person any right to be retained in the service of the Corporation or any Affiliate. The right and power of the Corporation or any Affiliate to terminate any Employee is expressly reserved.

13.3	Compensation under Other Plans

Any amount deferred and/or payable under this Plan shall not be considered Compensation for the purpose of computing benefits to which such Participant may be entitled under any qualified pension plan (as that term is defined in section 3(3) of ERISA) or other arrangement of the Corporation or an Affiliate for the benefit of Employees, except as specified in such plan or arrangement.

13.4	Withholding

The Corporation or an Affiliate shall have the right to deduct from payment of any amount under the Plan any taxes required by law to be withheld from a Participant or Beneficiary with respect to such payment.

13.5	Spendthrift Clause

The interests of Participants and their Beneficiaries under the Plan are not in any way subject to their debts or other obligations and may not be voluntarily or involuntarily sold, transferred, or assigned, except to the extent otherwise required by law. For the sake of clarity, domestic relations orders purporting to assign benefits under the Plan do not apply to the Plan.

13.6	Severability

Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law (including the Internal Revenue Code), but if any provision of the Plan shall be held to be prohibited by or invalid under applicable law, then (i) such provision shall be deemed to be amended to, and to have contained from the outset such language as shall be necessary to, accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (ii) any other provisions of this Plan shall remain in full force and effect.

13.7	Construction

No rule of strict construction shall be applied against the Corporation, Affiliate, Committee, Board or any other person regarding the interpretation of any terms of this Plan or any rule or procedure established by the Committee.

Where the context allows, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

The captions of sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

13.8	Corporation and Affiliate Liability

Whenever, in the Committee’s or the Plan Manager’s opinion, any person entitled to receive any payment is under a legal disability, a minor, or incapacitated in any way, so as to be unable to manage his or her financial affairs, the Corporation or an Affiliate, at its discretion, may make such payment for the benefit of such person to his or her legal representative, or to a relative or friend of such person for his or her benefit, or it may apply the payment for the benefit of such person in any manner it deems advisable. When the Corporation or an Affiliate makes any payment pursuant to this subsection, it shall be considered as a complete discharge of its liability for the making of such payments under the Plan.

13.9	Entire Agreement

This writing constitutes the final and complete embodiment of the understandings of the parties hereto and all prior understandings and communications of the parties oral or written concerning this Plan are hereby renounced, revoked and superseded.

13.10	Notices

All notices to the Corporation hereunder shall be delivered to the attention of the Committee or to the Plan Manager acting on its behalf. Any notice or filing required or permitted to be given to the Committee or the Corporation under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Committee or to the Plan Manager, at the principal office of the Corporation. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

13.11	Impact of Merger of BlackRock, Inc. and Merrill Lynch Investment Advisors

As a result of the merger of BlackRock, Inc. and Merrill Lynch Investment Advisors on September 29, 2006 (the “Merger”), the liabilities under the Plan associated with employees of BlackRock, Inc. and its subsidiaries were transferred to and assumed by BlackRock, Inc. under the BlackRock, Inc. Voluntary Deferred Compensation Plan on September 29, 2006. As a result of the Merger and such transfer, employees of BlackRock, Inc. and its subsidiaries no longer participate in the Plan and have no right to payment hereunder.

13.12	Merger of Mercantile Bankshares Corporation and Participating Affiliates Supplemental 401(k) Plan into the Plan

The Mercantile Bankshares Corporation and Participating Affiliates Supplemental 401(k) Plan (the “Mercantile Plan”) merged into the Plan effective September 15, 2007. Under the Plan, each individual who had an account balance merged into the Plan from the Mercantile Plan has an Account equal to or greater than the account balance such individual had under the Mercantile Plan immediately before the merger.

13.13	Compliance with Law

The Plan is intended to comply with applicable law. Without limiting the foregoing, the Plan is intended to comply with the applicable requirements of Internal Revenue Code section 409A, and will be administered in accordance with Internal Revenue Code section 409A to the extent that Internal Revenue Code section 409A applies to the Plan. Notwithstanding any provision of the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Internal Revenue Code section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring penalties under Internal Revenue Code section 409A, then such benefit or payment will be provided in full at the earliest time thereafter when such penalties will not be imposed. To the extent that any provision of the Plan would cause a conflict with the applicable requirements of Internal Revenue Code section 409A, or would cause the administration of the Plan to fail to satisfy the applicable requirements of Internal Revenue Code section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.

*    *    *    *

Executed and adopted by the Chief Human Resources Officer of The PNC Financial Services Group, Inc. this 16 day of December, 2011 pursuant to the authority delegated by the Corporation’s Personnel and Compensation Committee.

/s/ Joan L. Gulley
Joan L. Gulley
Executive Vice President and
Chief Human Resources Officer